STOCKHOLDER VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS STOCKHOLDER VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is made, entered into, and effective as of May 11, 2010, by and among HepaLife Technologies, Inc., a Florida corporation (the “Company”), Harborview Master Fund LP (the “Agent”) and the persons listed on Schedule A to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, HT Acquisition Corp., a Delaware corporation (“Merger Sub”), and AquaMed Technologies, Inc., a Delaware corporation ("AquaMed") pursuant to which Merger Sub shall be merged with and into AquaMed with AquaMed surviving as a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, all of the issued and outstanding shares of Company Merger Stock (as defined in the Merger Agreement) will be exchanged and converted into the right to receive shares of Parent Common Stock (as defined in the Merger Agreement) constituting the Merger Consideration (as defined in the Merger Agreement), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date of this Agreement, each Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning shall apply for all purposes of this Agreement) of the number of shares of the outstanding common stock of the Company as set forth on Schedule A of this Agreement;

WHEREAS, pursuant to Section 1.6(b) of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), the size of the Board of Directors of the Company (the “Board of Directors”) shall be three members, and each of the Stockholders desires to vote the Shares (as defined below) in favor of the election of the individuals set forth on Schedule 1.6(b) of the Merger Agreement, subject to the terms and provisions of this Agreement; and

WHEREAS, each capitalized term used herein but not otherwise defined shall have the meaning as set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in and as consideration of and for the foregoing premises and the representations, warranties, agreements, and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Voting.  During the term of this Agreement, the Stockholders agree to vote, or cause to be voted (at all meetings of stockholders of the Company and pursuant to all written consents in lieu of voting at a meeting), all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with the provisions of this Agreement.

2.           Board of Directors.

(a)
Voting.  The Board of Directors of the Company shall initially consist of three (3) directors comprised of the individuals set forth on Schedule 1.6(b) of the Merger Agreement.  During the term of this Agreement, each of the Stockholders agrees to vote, or cause to be voted, all Shares beneficially owned by such Person, in such a manner as may be necessary (whether at an annual, special, adjourned or postponed meeting of shareholders, by written consent or otherwise) to elect the individuals set forth on Schedule 1.6(b) of the Merger Agreement (each, a “Director”) as members of the Board of Directors.

(b)
Vacancies.  In the event that any Director is removed for cause, resigns or is otherwise unable or unwilling to serve as a director of the Company prior to the expiration of the term of such Director, the holders of the Shares will take such action necessary to cause the election or appointment of a replacement director designated by the remaining Directors to fill the vacancy and serve as a director of the Company for the unexpired term of such Director.

3.           Proxy.  In order to implement the voting agreement set forth in Section 1 and Section 2, and limited thereto, each Stockholder  hereby grants to the Agent, with the Agent having full power of substitution, a proxy (a “Proxy”) to vote, on all matters relating solely to the election of directors and the filling of vacancies on the Board of Directors as contemplated by Section 2 above and consistent with the terms and conditions of the Merger Agreement, on which the Shares are entitled to vote, any and all Shares which such Stockholder is entitled to vote, and to give written consents in lieu of voting such Shares, in the same manner that the Agent votes, or provides written consent in lieu of a vote as to, Shares owned by the Agent.

4.           Irrevocable Proxy. EACH STOCKHOLDER ACKNOWLEDGES THAT ITS PROXY IS COUPLED WITH AN INTEREST, AND AGREES THAT ITS PROXY IS IRREVOCABLE.  THE PROXY WILL AUTOMATICALLY EXPIRE UPON TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 8 BELOW.  SUBJECT TO THE FOREGOING, THIS PROXY WILL SURVIVE THE DEATH, DISABILITY, OR INCAPACITY OF THE STOCKHOLDERS.

5.           Exercise of Rights.  Each Stockholder agrees and acknowledges that nothing in this Agreement limits the ability of the Agent to exercise any of the Agent’s rights under this Agreement or as a stockholder of the Company in accordance with the Agent’s own interests without regard to the interests of such Stockholder.  The Agent has the right to vote or exercise (or refrain from voting or exercising) this proxy at any time and from time to time as it may elect in its sole discretion.

6.           Reasonable Efforts to Cooperate.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, and/or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement.  Each party hereto shall promptly consult with the other parties hereto and provide any necessary information and material with respect to all filings made by any party hereto with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

7.           Representations and Warranties of Each Stockholder.  Each Stockholder hereby represents and warrants, severally and not jointly, as follows:

(a)           Ownership of Shares.  Such Stockholder is the “beneficial owner” of, and has the sole power to vote and dispose of, the number of Shares set forth opposite the name of such Stockholder on Schedule A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell, or otherwise dispose of such Shares), except, in each case, as may exist by reason of this Agreement or pursuant to applicable law.  The number of Shares set forth opposite the name of such Stockholder on Schedule A hereto represents all of the shares of capital stock of the Company beneficially owned by such Stockholder as of the date of this Agreement.  Except as permitted by this Agreement, the Shares beneficially owned by such Stockholder, and the certificates representing such Shares are now, and at all times during the term hereof shall be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder. This Agreement is not intended, nor shall any provision hereof be construed in any manner, to restrict a Stockholder’s right to sell, transfer or otherwise dispose of any Shares owned by such Stockholder at any time, including, during the term of this Agreement.

(b)           Power; Binding Agreement.  Such Stockholder has the power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution and delivery by, and enforceability against such Stockholder, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforcement may be limited by any equitable defense.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated thereby.

(c)           Consents; No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Stockholder to perform such Stockholder’s obligations hereunder, shall (i) conflict with or result in any breach of any organizational documents applicable, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any properties or assets of such Stockholder may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any properties or assets of such Stockholder.

8.           Termination.  This Agreement and the rights granted the Agent hereunder shall terminate with respect to any Stockholder upon the earlier of:

(a) June 30, 2010;

(b) on the date that the Articles of Amendment are filed with the Secretary of State of the State of Florida, all as described in the Company’s Information Statement on Schedule 14C as filed with the Securities and Exchange Commission on May 7, 2010; or

(c) the date on which such Stockholder shall no longer beneficially own the Shares.

9.           No Limitation.  Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit any Stockholder that is or has been designated as a member of the Board of Directors from taking any action solely in his or her capacity as a member of the Board of Directors or from exercising his or her fiduciary duties as a member of such Board of Directors.

10.         Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(b)           Assignment.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Stockholder.

(c)           Successors and Assigns.  Without limiting any other rights the Stockholders may have hereunder in respect of any transfer of any Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall not attach to the Shares beneficially owned by such Stockholder and shall not be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, other such Stockholder’s heirs, guardians, administrators, successors or affiliates.

(d)           Amendment.  This Agreement may not be amended, changed or otherwise modified except by an instrument in writing signed by the Stockholders, and the Company.

(e)           Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

If to the Company:

HepaLife Technologies, Inc.
850 Third Avenue, Suite 1801
New York, NY 10022
Attention:  Chief Executive Officer
Facsimile:  (646) 218-1401

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
1221 Avenue of the Americas
26th Floor
New York, NY 10020
Attention: Rick A. Werner, Esq.
Facsimile: (212) 884-8234

If to the Agent:

Harborview Master Fund LP
850 Third Avenue
Suite 1801
New York, NY 10011
Attention: David Stefansky
Facsimile: 646-218-1401

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
1221 Avenue of the Americas
26th Floor
New York, NY 10020
Attention: Rick A. Werner, Esq.
Facsimile: (212) 884-8234

If to a Stockholder:

At the addresses and facsimile numbers set forth on Schedule A hereto.

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

(f)           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)           Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h)           Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i)           Third Parties.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and any other third party successor, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(j)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(k)          Specific Performance; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state court located in the State of New York, County of New York, or any Federal court located in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity and the Company and Agent shall not be required to post any bond or other security in connection with any equitable remedy.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state court located in the State of New York, County of New York, or any Federal court located in the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, County of New York or in any Federal court located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in a inconvenient forum.

(l)           Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(m)         Counterparts.  This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Remainder of Page Intentionally Left Blank.  Signature Page(s) Follow.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stockholder Voting Agreement and Irrevocable Proxy effective as of the date first written above.

THE COMPANY: HEPALIFE TECHNOLOGIES, INC.

By:	/s/ Richard Rosenblum
Name:	Richard Rosenblum
Title:	President

HARBORVIEW MASTER FUND LP:

By:	/s/ David Stefansky
Name:	David Stefansky
Title:	Chairman

STOCKHOLDERS:

/s/ Ranjit Bhogal
Ranjit Bhogal

1420525 Alberta Ltd

By:	/s/ Harmel S. Rayat
Name:	Harmel S. Rayat
Title:	President

GRQ Consultants, Inc.

By:	/s/ Barry Honig
Name:	Barry Honig
Title:	President

SCHEDULE A

Stockholders

Name, Address and Facsimile Number of Stockholder	Shares
Ranjit Bogal 1962 Knox Road Vancouver, BC V6T 1S6	2,000,000
1420525 Alberta Ltd. 1628 West 1st Avenue Suite 216 Vancouver, British Columbia, V6J 1G1 Facsimile: (604) 659-5029	34,261,174
GRQ Consultants, Inc. #600 -595 South Federal Highway Boca Raton, FL 33432 Facsimile: (561) 544-2456	16,047,115